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                       SHARE AND QUOTA PURCHASE AGREEMENT

                                    Between

                           BERRY PLASTICS CORPORATION


                                      And

                               Annamaria AGNOTTOLI
                               Giuseppe GARIBALDI
                               Francesco GARIBALDI
                               Maddalena GARIBALDI
                              Maria Lorenza ZAMBON

                                    Concerning

                             THE ACQUISITION OF 100%
                        of CAPSOL SPA and of OCIESSE SRL

      =================================================================


      THIS AGREEMENT (hereinafter referred to as the < AGREEMENT >), made and entered into, by and between

      BERRY PLASTICS CORPORATION, a joint stock corporation duly incorporated and validly existing under the laws of Delaware (USA), having its registered office and principal place of business located in 101 Oakley Steet, Evansville, Indiana, U.S.A., represented by Mr. Martin R. Imbler, in his capacity as President and Chief Executive Officer (hereinafter referred to as < BUYER >), on one side,

                                      AND

      MRS. ANNAMARIA AGNOTTOLI, an Italian citizen born in Milan (Italy) on July 27th, 1941, domiciled in Vimercate, Milan (Italy) at Via Ugo Foscolo 23, Tax Code GNT NMR 41L67 F205U (hereinafter referred to as
      < MRS. AGNOTTOLI >);

      MR. GIUSEPPE GARIBALDI, an Italian citizen born in Soncino, Cremona (Italy) on July 20th, 1937, domiciled in Vimercate, Milan (Italy) at Via Ugo Foscolo 23, Tax Code GRB GPP 37C20 I827U (hereinafter referred to as
      < MR. G. GARIBALDI >);

      MR. FRANCESCO GARIBALDI, an Italian citizen born in Soncino, Cremona (Italy) on October 10th, 1945, domiciled in Bresso, Milan (Italy) at Via Panzeri 12, Tax Code GRB FNC 45B10 I827R (hereinafter referred to as
      < MR. F. GARIBALDI >);

      MRS. MADDALENA GARIBALDI, an Italian citizen born in Soncino, Cremona (Italy) on January 29th, 1939, domiciled in Cornate d'Adda, Milano (Italy) at Via Castello

      55, Tax Code GRB MDL 39A69 I827W (hereinafter referred to as
      < MRS. M. GARIBALDI >);

      MRS. MARIA LORENZA ZAMBON, an Italian citizen born in Rovigo (Italy) on October 27th, 1943, domiciled in Buccinasco, Milano (Italy) at Via 2 Giugno 3, Tax Code ZMB MLR 43R67 H620G (hereinafter referred to as
      < MRS. ZAMBON >);

      (hereinafter collectively referred to as the < SELLERS >).


                                 WITNESSETH THAT

    (a) CAPSOL SpA is a joint stock corporation duly incorporated and validly existing under the laws of Italy, having its registered office and principal place of business located in Cornate d'Adda, Milano (Italy), at Via E. Berlinguer 44, Tax Code 01778690154, registered at the Companies' House in Milan at no. 25253 and having a corporate capital of ITL 1,000,000,000 (one billion Italian Lire) (hereinafter referred to as
        < CAPSOL > or, jointly with OCIESSE, as the < Companies >); and,

    (b) OCIESSE SRL is a limited liability company duly organized and validly existing under the laws of Italy, having its registered office and principal place of business located in Buccinasco, Milano (Italy), at Via Resistenza 99, Tax Code 01793150150, registered at the Companies' House in Milan at no. 161026 and having a corporate capital of ITL 40,000,000 (forty million Italian Lire) (hereinafter referred to as
        < OCIESSE > or, jointly with CAPSOL, as the < Companies >); and,

    (c) GAZA SRL is a limited liability company duly organized and validly existing under the laws of Italy, having its registered office and principal place of business located in Vimercate, Milano (Italy), at Via Bice Cremagnani 15/7, Tax Code 01793150150, registered at the Companies' House in Monza at no. 42527 and having a corporate capital of ITL
        90.000.000 (ninety million Italian Lire) (hereinafter referred to as
        < GAZA >); and,

    (d) Sellers jointly own the entire corporate capital of CAPSOL and OCIESSE apportioned as indicated in Schedule < A > and certain of the Sellers own part of the corporate capital of Gaza apportioned as indicated n Schedule < B >; and

    (e) GAZA owns a real estate property located in Colnago, Milano (Italy) as identified in Schedule < C > hereto (hereinafter referred to as the
         < Colnago Real Estate >) where CAPSOL carries out its activity, and a real estate property located in Buccinasco, Milano (Italy) as identified in Schedule < D > hereto (hereinafter referred to as the
         < Buccinasco Real Estate >) where OCIESSE carries out its activity; and

    (f) Buyer is willing and capable to purchase from Sellers 100% (one hundred per cent) of the corporate capital of both CAPSOL and OCIESSE, and Sellers are willing to sell and transfer to Buyer the share participation respectively owned in the corporate capital of CAPSOL and OCIESSE; and

NOW, THEREFORE, in consideration of the premises which constitute an integral part of this Agreement and the agreements, covenants, representations and warranties hereinafter expressed, Buyer and Sellers agree as follows:

                                    ARTICLE 1

1.01 Sellers hereby agree to sell to Buyer and Buyer hereby agrees to buy from Sellers, in exchange for the consideration set forth in Article 1.03 below, and at the terms and conditions hereof:

       (a) the Sellers' participation in CAPSOL as precisely identified and apportioned among the Sellers in Schedule < A > hereto (hereinafter referred to as the < CAPSOL SHARES > or sometimes, jointly with the OCIESSE QUOTA, collectively referred to as the
              < SHARES >) consisting of 100.000 stocks having par value of ITL
              10,000 (ten thousand Italian Lire) each and a nominal value equal in the aggregate to ITL 1,000,000,000 (one billion Italian Lire); and

       (b) the Sellers' participation in OCIESSE as precisely identified and apportioned among the Sellers in Schedule < B > hereto (hereinafter referred to as the < OCIESSE QUOTA > or sometimes, jointly with the CAPSOL SHARES, collectively referred to as the
              < SHARES >) having a nominal value equal in the aggregate to ITL
              40,000,000 (forty million Italian Lire).

              In consideration (i) of the sale and transfer of the SHARES,
              (ii) of the indemnity obligations assumed by the Sellers pursuant to Articles 4 and 6 hereof, and (iii) of the undertaking not to compete, assumed by the Sellers, pursuant to Article 7 below, Buyer agrees to pay to Sellers the aggregate amount of ITL 24,389,838,825 (twenty four billion three hundred eighty nine million eight hundred thirty eight thousand eight hundred twenty five Italian Lire) (the < Purchase Price >) allocated among the Sellers as indicated in Schedule 1.01 and further allocated among the CAPSOL SHARES and the OCIESSE QUOTA as indicated in
              Schedule 1.

1.02 The undertaking of Sellers under Paragraph 1.01 above preceding shall be regarded as one and single obligation and shall not be divisible nor otherwise severable from one another. Accordingly, Buyer shall not be required to purchase less than all of the CAPSOL SHARES and of the OCIESSE QUOTA.

       (i) Buyer may designate one or more company(ies) to become a party to this Agreement and to purchase and pay for all or part of the CAPSOL SHARES and/or the OCIESSE QUOTA in accordance with the terms hereof (the < Designated Buyer >) provided that such designation is made in compliance with the following provisions:

       (ii) anything in Art 1403 of the Italian Civil Code to the contrary notwithstanding, each designation will be sufficiently made if notified in writing to Sellers together with the written acceptance of the Designated Buyer;

       (iii) any designation pursuant hereto may be notified to Sellers (under penalty of forfeiture) not later than 2 (two) business days prior to the Closing. For the purpose of this Agreement "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Italy are authorized or required to close.

       (iv) the Designated Buyer shall be an entity controlling or controlled by Buyer pursuant to Article 2395 of the Italian Civil Code;

       (v) Buyer does hereby guarantees the punctual and exact performance by the Designated Buyer of the duties and obligations arising under or in connection with this Agreement.

1.03 The payment of the Purchase Price shall be made by Buyer to the Sellers at Closing, as hereinafter defined, as follows :

       (i) ITL 21,950,854,943 (twenty one billion nine hundred fifty million eight hundred fifty four thousand nine hundred forty three Italian
              Lire) shall be paid at Closing to the Sellers, in the proportions set out in Schedule 1.01 by means of bank wire transfer in immediately available funds; and


       (ii) ITL 2,438,983,882 (two billion four hundred thirty eight million nine hundred eighty three thousand eight hundred eighty two Italian Lire) shall be paid at Closing to the Escrow Agent (as hereinafter defined) pursuant to Article 6.04 below, by means of bank wire transfer in immediately available funds.

                                   ARTICLE 2
                          ACTIONS PRIOR TO THE CLOSING

Sellers and Buyer (hereinafter referred to as the "Parties") agree that the following events to the extent that they have not occurred prior to the date hereof shall take place before Closing and shall be considered as conditions to Buyer's obligation to close. In the event that the said conditions have not occurred by the Closing (as hereinafter defined) the obligations of the Parties under this Agreement shall be automatically terminated.

2.01 The board of directors of Buyer shall approve the transaction contemplated by this Agreement.

2.02 Sellers shall hold at Closing (i) an ordinary shareholders' meeting of the Companies to resolve upon the replacement of the current members of the board of directors and, as to CAPSOL, of the board of statutory auditors; (ii) an extraordinary shareholders' meeting to amend the by-laws of both Capsol and Ociesse.

2.03 The Buyer shall have obtained financing on terms and conditions satisfactory to the Buyer in its sole discretion required to consummate all of the transactions contemplated hereby.

2.04 Since January 1, 2000 there shall have been no material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, employee relations or business prospects of either of the Companies.



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

2.05 Sellers shall approve the 1999 final balance sheet of the Companies and allocate any net profit resulting therefrom to increase the mandatory and special reserves of the Companies consistently with the resolutions of the shareholders' or, as the case may be, the quotaholders' meetings which approved the 1997 and 1998 balance sheets.

2.06   From and after the date of this Agreement until the Closing (the
       < Transition Period >), except as otherwise consented to in writing by
       Buyer or provided by this Agreement, each of the Companies shall, and Sellers shall cause each of the Companies to:

       (a) conduct its operations according to the ordinary and usual course of business consistent with past custom and practice (including the collection of receivables, the payment of payables and the maintenance of supplies) and use its best efforts to preserve intact its business organization, keep available the services of officers and employees, and maintain satisfactory relationships with suppliers, customers and other persons having business relationships with it;

       (b) maintain its assets in customary repair, order and condition, maintain insurance reasonably comparable to that in effect on the date hereof, replace in accordance with past practice inoperable, worn out or obsolete assets with modern assets of comparable quality and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing for which the relevant Company is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if Buyer so agrees, retain such insurance or condemnation proceeds;

       (c) promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article 4;

       (d) permit representatives and lenders of Buyer to have full access to the Companies' books, records, property, facilities, customers, suppliers, sales representatives, consultants, key employees and independent accountants in connection with any supplementary due diligence review of the Companies which Buyer may reasonably deem necessary or useful it being understood that such investigation shall in no way affect or otherwise obviate or diminish any representations or warranties of the Sellers, or conditions to the obligations of the Buyer, in each case as set forth herein. As far as customers, suppliers and sales representatives are concerned, Buyer shall be entitled to contact them only upon obtaining Sellers' prior approval;

       (e) maintain its insurance policies in full force and effect, or renew or replace the same prior to the expiration or termination of the expiring policies from a reputable insurance carrier with a
              < Best's Rating > equal to or better than that of the existing carrier, containing insurance coverage in the same or greater amount than the existing policies in substantially the same form and substance as the existing policies;

       (f) ensure that no actions will be taken to significantly increase the debt of the Companies (the sum of all amounts owed to Banks, financial institutions and leasing companies less cash and positive bank balances), and that the Companies shall not pay, any cash out of the business to the Sellers (directly, by any means whatsoever) other than the normal salary payments to which they are entitled as employees or directors;

       (g) ensure that there will be no material changes to the current agency and distribution agreements.

During the Transition Period, without the prior written consent of Buyer and except as expressly contemplated by this Agreement or any ancillary agreements contemplated herein, each of the Companies shall not, and Sellers shall cause each of the Companies not to:

       (a) sell, lease, transfer or assign any of its assets, tangible or intangible, other than inventory in the ordinary course of business consistent with past custom and practice;

       (b) delay or postpone the payment of accounts payable or other obligations and liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

       (c) enter into any contract other than in the ordinary course of business;

       (d) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract of such kind;

       (e) grant any increase in the base compensation of any of its officers or employees other than in the ordinary course of business consistent with past custom and practice;

       (f) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its officers or employees;

       (g) other than as contemplated by this Agreement or any ancillary agreements contemplated herein, enter into any transaction with any of its officers, employees or Affiliates of such officers or employees (or any directors, officers or employees of such Affiliate), other than ordinary course employment arrangements entered into in accordance with past custom or practice and transactions between the Companies;

       (h) in any manner take, or cause to be taken, any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging its customers, employees, suppliers, lessors and other associates from maintaining the same business relationships with it after the date of this Agreement as were maintained with it prior to the date of this Agreement;

       (i)    amend the Company's by-laws;

       (j) make any change in its corporate capital, or issue any shares of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the foregoing;

       (k) incur or commit to incur any capital expenditures out of the ordinary course of business;

       (l) incur, assume or guarantee any long-term or short-term indebtedness; and

       (m) pay, declare, accrue or set aside any dividends or any other distributions.

       Furthermore, during the Transition Period, Sellers shall, and shall cause the Companies and Gaza to, deal exclusively with Buyer regarding the transactions contemplated herein or in any ancillary agreements contemplated herein and, without the prior written consent of Buyer neither Sellers, the Companies nor Gaza will, and Sellers will cause the Companies and Gaza not to, directly or indirectly solicit, initiate or engage in negotiations or discussions with any third party, other than Buyer, relating to the transactions contemplated herein or in any ancillary agreements contemplated herein.

       Notwithstanding anything to the contrary provided by this Agreement, in the event that any of the above conditions is not fulfilled and the Closing does not occur, Buyer shall continue to be bound by the confidentiality covenants undertaken pursuant to the letter of intent of February 16th, 2000, as subsequently amended, and shall refrain from employing any employee of the Companies as provided therein.


                                   ARTICLE 3
                                    CLOSING

3.01   The closing of this Agreement (hereinafter referred to as the
       < Closing >) shall take place at the offices of Mazzeschi, Novelli &
       Porcari, Via Turati 40, Milan, on August 31st , 2000 (hereinafter referred to as the "Closing") at 9:30 am, or on such other place, date and time as the Parties shall mutually agree in writing.

3.02   At Closing, the following events shall take place concurrently:

       (a) Sellers shall cause all members of the Board of Directors of CAPSOL and of OCIESSE and all standing and alternate members of the Board of Statutory Auditors of CAPSOL to resign their positions with immediate effect, and shall deliver to Buyer letters from each of them acknowledging that none of them has outstanding any claim for compensation or otherwise against CAPSOL and/or OCIESSE, as applicable, except for annual fees

              (as indicated in Schedule 3.02(a)) accrued up to the Closing; and

       (b) Sellers shall give their favorable vote to a resolution of the ordinary shareholders' meeting of CAPSOL and OCIESSE upon the appointment of the new members of the Board of Directors and, as to Capsol of the Board of Statutory Auditors designated by Buyer; and

       (c) Sellers shall deliver to Buyer a statement in the form set forth in Schedule 3.02(c) confirming the continuing validity, as of the date of Closing, of the representations and warranties made pursuant to Article 4 below; and

       (d) Sellers and Buyer shall execute and deliver to each other a deed of transfer of the OCIESSE QUOTA to Buyer duly certified by a Notary Public pursuant to Section 2479 of the Italian Civil Code in the form set forth in Schedule 3.2(d); and

       (e) Sellers shall deliver to Buyer the share certificates representing the CAPSOL SHARE duly endorsed before a Notary Public; and

       (f) Buyer shall pay to Sellers by means of bank wire transfer in immediately available funds the amount of ITL 21,950,854,943 (twenty one billion nine hundred fifty million eight hundred fifty four thousand nine hundred forty three Italian Lire) allocated among Sellers as set out in Schedule 1.01; and

       (g) Buyer, Sellers and the Escrow Agent (as defined below) shall enter into the Escrow Agreement (as defined below) substantially in the form of the draft attached hereto as Schedule 3.2(g); and

       (h) Buyer shall pay to the Escrow Agent in immediately available funds the amount of ITL 2,438,983,882 (two billion four hundred thirty eight million nine hundred eighty three thousand eight hundred eighty two Italian LirE) pursuant to Article 6.04 below; and

       (i) Sellers shall cause GAZA to enter into with CAPSOL a lease agreement concerning the Buccinasco Real Estate substantially in the form of the draft attached hereto as Schedule 3.2.(i); and

       (j) Sellers shall cause GAZA to terminate the lease agreement presently in force with Ociesse and to enter into with OCIESSE a lease agreement concerning the Colnago Real Estate substantially in the form of the draft attached hereto as Schedule 3.2.(j); and

       (k) The personal guarantees released by Sellers in favor of CAPSOL and OCIESSE in order to secure the Companies' obligations vis-a-vis third parties (e.g. banks and utilities suppliers) as set forth in
              Schedule 3.3(k) shall be terminated. The monies owed by the Companies to the banks indicated in Schedule 3.02(k), as adjusted at Closing, shall be entirely paid off by the Buyer or by the Designated Party and the relevant credit agreements shall be terminated. Schedule 3.02(k) shall be adjusted prior to the Closing in order to reflect the changes occurred after the execution of this Agreement. It is understood between the parties that the debt (less cash) owed by the Companies to the banks at Closing shall not exceed more than LIT 538,000,000 the debt (less cash) indicated in Schedule 3.02(k). Any sum exceeding this amount shall be paid off directly by the Sellers unless Sellers prove that the amount in excess is due to expenses incurred in the ordinary course of business.
              Buyer agrees and undertakes to hold the Sellers harmless from any liability whatsoever they may incur after the Closing pursuant to the aforesaid personal guarantees; and

       (l) Mr. G. Garibaldi shall execute a consultancy agreement with CAPSOL in the form attached as Schedule 3.2(l); and

       (m) Sellers shall cause Angelo Garibaldi to execute the Non Competition Agreement in the form attached as Schedule 3.2(m); and

       (n) CAPSOL shall have sold and transferred to GAZA the Buccinasco Real Estate for a price equal to ITL 400,000,000; and

       (o) CAPSOL shall have sold and transferred its 50% interest in Capsol Certwood UK Limited, a limited liability company having its registered office at 1 Victoria Street, Dunstable, Bedfordshire, England for a price equal to ITL 1,369,275,115;

       (p) Sellers shall cause the terms of the labour relationships between Angelo Garibaldi and Capsol to be amended as set out in Schedule 3.2(p); and

       (q) the Parties shall deliver the other documents, if any, required by the provisions of this Agreement to be delivered at Closing.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby make the following representations and warranties, each of which is true and accurate on the date hereof, shall be true on the date of Closing and shall survive the sale and transfer of the SHARES contemplated hereby.

4.01   EXISTENCE, QUALIFICATION AND AUTHORITY OF THE COMPANIES
       CAPSOL is a joint stock corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Italy. OCIESSE is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Italy. The Companies have all necessary power and authority to own and use their properties and to transact their business and possess all franchises, licenses and permits necessary and required therefor, and their business is conducted in compliance with all applicable governmental and other regulations, in particular environmental and safety regulations.

4.02   CAPITALIZATION AND CAPITAL STOCK
       The entire corporate capital of CAPSOL consists of ITL 1,000,000,000 (one billion Italian lire) fully subscribed and paid in. All such capital is divided in n. 100,000 shares having nominal value of ITL 10,000 (ten thousand Italian Lire) each, all of which are duly authorized, validly issued, fully paid and without restriction on the right of transfer thereof.

       The entire authorized nominal capital stock of OCIESSE as of the Closing consists of ITL 40,000,000 (forty million Italian lire) fully subscribed and paid in. All such capital is divided in quotas having nominal value of multiples of ITL 1.000 each, all of which are duly authorized, validly issued, fully paid and without restriction on the right of transfer thereof.

       There are no outstanding warrants, options, conversion privileges, contracts, calls, or other rights or agreements of any kind with regard to any authorized or issued capital stock or any other debt or equity security of the Companies, nor has any commitment or authorization therefor been given.

4.03   BALANCE SHEET
       Attached hereto as Schedule 4.03 is the balance sheet and profit and loss statement of each of the Companies for the fiscal year ended on December 31st, 1999, as well as an Interim Financial Statement as of May 31, 2000 (hereinafter collectively referred to as "Balance Sheets"). Such Balance Sheets are true, complete and correct, have been prepared in conformity with the books and records of the Companies and the accounting principles expressed in the Italian Civil Code as well as the Accounting principles enacted by the Consiglio Nazionale degli Ordini dei Dottori Commercialisti e dei Ragionieri (hereinafter < Accounting Principles >), as consistently applied by the Companies, and fairly present the financial position of the Companies and any appropriate reserve requirements at the date indicated, and results and operations for the period indicated, and do not omit to state or reflect any material fact concerning the Companies, required to be stated or reflected therein, or necessary to make the statements therein not misleading. As far as the Interim Financial Statement as of May 31, 2000, Sellers represent (and Buyer acknowledges) that: (i) it has not been audited; and(ii) it has been prepared in accordance to past practice and using Sellers' Best Knowledge on the basis of the accounting data and information available to the Companies.

4.04   ABSENCE OF CHANGES
       Since January 1st, 1999 there has not been, and until the Closing there will not be, any change in the business, assets, financial conditions or results or operation of the Companies, individually or in the aggregate, that is reasonably likely to have a material adverse effect on the Companies, including:

       (a) any change in the financial condition, assets and liabilities, earnings, business, employees or in the relationships with suppliers, clients or third parties other than changes in the ordinary course of business, consistent with past practice;

       (b) sales or other disposals of assets or purchases other than in the ordinary course of business, consistent with past practice;

       (c)     material damages, destruction or losses of any kind;

       (d) bonuses or increases of salary to employees or managers other than those normally granted by the Companies consistently with past practices.

4.05   ACCOUNTS RECEIVABLE
       All accounts receivable of the Companies in existence on the Closing:
       (i) shall arise from commercial transactions carried out in the ordinary and usual course of business; and (ii) shall be valid and enforceable obligations; (iii) subject to any reserve established in the Balance Sheet are current and collectable and, to the best of the Sellers' knowledge, will be regularly paid within their maturity day. For the purpose of this Agreement "Best Knowledge" shall mean and include:
       (i) actual knowledge; and (ii) that knowledge which a prudent business person could have obtained in the management of his business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of the Sellers shall be imputed to the knowledge of the Companies.

4.06   UNDISCLOSED LIABILITIES
       The Companies do not have any liabilities actual or contingent which, on the basis of the Accounting Principles, should be reflected in the Balance Sheets and there is no basis for any claim against the Companies for any such liability except (a) as set forth on the Balance Sheets; or
       (b) to the extent that such liabilities arose in the ordinary course of business of the Companies after June 1st, 2000.

4.07   TAX RETURNS AND AUDIT
       The Companies have filed within the statutory terms all the mandatory tax, social security, duty and insurance returns which were due to be filed, and such returns were true, complete and accurate. The Companies have paid, or have made in the Balance Sheets the necessary provision for the payment of, all taxes, duties, social security and insurance contributions and administrative charges, including related interest and penalties, if any, the payment of which was due.
       The Companies have withheld, or (as the case may be) have made in the Balance Sheets provisions for, all taxes required to be withheld and have timely paid such taxes in accordance with applicable laws and regulations.
       No claims or judicial or administrative proceedings are pending or threatened in respect of taxes, duties, social security and insurance contributions or other similar charges or related interest and penalties, with respect to the Companies. In addition, no act or fact occurring or known prior to the Closing will exist which may give rise to any liability of the Companies for taxes, duties, social security or insurance contributions or other similar charges or related interest and penalties.

4.08   REAL PROPERTY - OWNED
       The Companies do not own (nor do they utilize, as lessee or otherwise, with the exception of the Buccinasco Real Estate and the Colnago Real Estate) any real property.

4.09   PERSONAL PROPERTY - OWNED
       Except as set for in Schedule 4.09(a) hereto, the Companies have full and unrestricted ownership of all moulds and other movable assets indicated in the Balance Sheets or physically located at Buccinasco Real Estate or the Colnago Real Estate. All moulds owned by the Companies are listed in
       Schedule 4.9(b).

       All motor vehicles, equipment, software programs and other tangible/ movable property owned by the COMPANIES, to the maximum extent required under the Accounting Principles, are reflected in the Balance Sheets and are not subject to any mortgage, pledge, encumbrance or charge of any nature or right for the benefit of third parties, are in good operating condition and repair, normal wear and tear excepted, are usable for the current operations carried on by the Companies and conform to all applicable laws and regulations.

4.10   REAL AND PERSONAL PROPERTY LEASED
       The Companies have valid and enforceable leases with respect to all movable assets leased and have in all material respects performed all the obligations required to be performed under respective leases. All such assets are not subject to any liens, encumbrances or user restrictions whatsoever.

4.11 INTELLECTUAL PROPERTIES Set forth on Schedule 4.11 hereto is a list of all the patents, applications for patents, trademarks, and any other intellectual property rights owned or granted by, or to the Companies, which list comprises all of such items required for the operation of the business of the Companies as presently conducted or planned. Except as set forth on Schedule 4.11, all such items are valid and subsisting; good and marketable title to such items, together with all legal or implied rights to the subject matter thereof, is held by each of the Companies free and clear of all options, adverse claims, defenses, liens, charges, security interests, covenants, conditions, agreements, restrictions and other encumbrances; and there exists no restriction on the use or transfer of any such item. There are no interference, challenges, proceedings, or infringement suits, pending or threatened with respect to any such item, nor have the Companies granted any license to any other party with respect to any such item. To the Best Knowledge of the Sellers, the Companies are not infringing upon the right of any other person under any patent, trademark or other right in the conduct of their business. The names < Capsol > and respectively < Ociesse > have been legitimately acquired by the Companies, and included in their corporate names and no third party has any claim of any nature whatsoever with respect to the use of such name by the Companies. The execution of this Agreement and or the consummation of the transactions contemplated herein shall in no way affect the rights of the Companies with respect to the use of such names.

4.12   FOREIGN ASSETS
       The Companies do not have any interest in any real property or tangible or intangible personal property located outside of the Republic of Italy.

4.13   SUBSIDIARIES
       The Companies have no controlled subsidiaries, nor own or have the right, or obligation, to acquire any interest in any corporation, limited liability company, partnership or joint venture.

4.14   CERTAIN PAYMENTS
       All payments to agents, consultants and others by the Companies have been in payment of bona fide fees. The Companies have never made or received any payment which has not been duly reflected in their accounting books, or any other kind of unlawful, inappropriate or irregular payment. No government agency or entity has initiated or threatened any investigation of any payments made by the Companies and alleged to have been of the type covered by this Article 4.14.

4.15   NECESSARY PROPERTY: TITLE TO ASSETS
       The real and tangible property owned and/or leased by the Companies and the intangible personal property, including patents, patent applications, inventions, discoveries, processes, formulae, trade secrets, proprietary technical information and know-how owned by, or licensed to, the Companies, constitute all of such property now used in, and necessary for the conduct of, the business of the Companies, in the manner and to the extent presently conducted, or planned, by them. There exists no restriction or reservation affecting the Companies' title to, or the utility of, their assets, which would prevent or hinder the Companies from occupying or utilizing its respective assets, or any part thereof, to the same full extent that the Companies now do if the transactions contemplated hereby did not take place.

4.16   USE AND CONDITION OF PROPERTY - RESPECT OF ENVIRONMENT
       All property and assets currently used by the Companies are in good operating condition and repair (except for ordinary wear and tear) as required for their use in the business of the Companies, as presently conducted or planned; conform to all applicable laws and regulations, including zoning, anti-pollution, work safety and other regulations concerning the use of industrial premises and/or warehouses and no notice of any violation of any law, statute, ordinance, or regulation or condemnation relating to any such property or assets has been received, except such as have been complied with; and there are pending or threatened no changes in any of the foregoing which would adversely affect the business of the Companies.

       The Companies operate their activity in full compliance with the statutory rules and regulations relating to public health and safety and the protection of nature. In particular, the Companies have obtained all the authorizations required by the regulations applicable to the Companies.

       The operations of, and the facilities used by the Companies, in particular the real estate used by the Companies are free of any pollution of soil, air, or ground water or other environmental pollution caused by, or in connection with the business of the Companies. The Companies have all environmental permits, licenses and authorizations necessary to conduct their business. In their operations, the Companies, as well as those subcontractors whose activity may result in any environmental liability for the Companies, have always complied with the applicable environment protection, public safety and zoning laws and regulations, as well as any orders or authorizations of any kind concerning effluent, waste, discharge or the release of any substances.

       The Companies know of no changes of such provisions or revocation or withdrawal of any licenses being contemplated which would adversely affect their business. On the basis of the present business the fresh water supply and the disposal of waste, water and gases as well as solid effluent and waste are fully assured in accordance with presently applicable law. There are no commitments, agreements or understandings with any administrative agency, with respect to any effluents, waste, discharge or release of other substances. There are no investigations, inquiries (R)or other proceedings now pending or threatened by any governmental entity with respect to the Companies' business, or their actual or alleged failure to comply with any requirement of any law, regulation or ordinance relating to air or water quality, waste management, hazardous or toxic substances or the protection of health or the environment.

4.17   LICENSES AND PERMITS
       The Companies have obtained all licenses, permits and authorizations required to own or lease, operate and use their respective assets and to conduct their respective business operations as currently conducted. All such licenses, permits and authorizations are valid and in effect and in any case have not been challenged.
       The Companies have always acted and do act in material compliance with all applicable laws and regulations.
       To the best of Sellers' knowledge and after due inquiry any investigations, neither of the Companies has received any written or oral communication that alleges that one of them is currently not in compliance with any applicable laws.Neither of the Companies is in default under, or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation of any governmental body, or the provisions of any contract, company by-laws or articles of incorporation or of any franchise or license; and consummation of the transactions contemplated hy will not result in any of the foregoing.

4.18   CONTRACTS AND COMMITMENTS
       Except as set forth in Schedule 4.18 or in other Schedules hereto or otherwise expressly provided by this Agreement the Companies do not have:

       (a) any single contract providing for an expenditure in excess of ITL. 100,000,000 (one hundred million Italian Lire) or contracts with the same affiliated parties in the aggregate providing for expenditures in excess of ITL 100,000,000 (one hundred million Italian Lire);

       (b) any contract, bid or offer to sell products or to provide services to third parties which (i) is at a price which would result in a net loss on the sale of such products or the providing of such services; (ii) which, pursuant to its terms or conditions, the Companies cannot reasonably expect to satisfy or fulfil in their entirety; or (iii) which involves more than ITL 100,000,000 (one hundred million Italian Lire), or which, together with all other contracts, bids, or offers to or with the same or any other affiliated parties, involves more than ITL. 100,000,000 (one hundred million Italian Lire);

       (c) any lease of any real or personal property where either of the Companies is the lessor;

       (d) any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever;

       (e) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of agreement;

       (f) any arrangement or other agreement which involves a sharing of profits or future payments to other persons, or any joint venture contract or arrangement;

       (g) any contract containing covenants limiting the freedom of either of the Companies to compete in any line of business in which it is involved;

       (h)    any contract calling for the payment or receipt of royalties;

       (i)    any contract of guarantee, indemnity or security;

       (j) any contract or commitment not made in the ordinary course of business which is material to the business, financial condition or results of operations of either of the Companies;

       (k) any agency or distribution contract to which either of the Companies is a party;

       (l)    any pension plan in favor of employees or third parties;

       (m) any other material contract or commitment, other than the employment agreements, which can not be terminated by either of the Companies with a thirty (30) days' notice or less, and which is not specifically referred to in any other Schedule thereto;

       (n) any commitment or obligation to pay any fees to any attorney, consultant, broker or expert in connection with or related to the negotiation and execution of this agreement and the consummation of the transaction contemplated herein.

4.19   REASONABLENESS - VALIDITY OF CONTRACTS
       No purchase commitment for materials, supplies, component parts or other items of inventory to which either of the Companies is a party is in excess of the normal, ordinary, usual and current requirements of its businesses, or at a price in excess of the current reasonable market price.

       Each of the contracts and agreements to which either of the Companies is a party is a valid and binding obligation of the parties thereto in accordance with its terms and conditions. No party to any such contract or agreement is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder of would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of either of the Companies.

4.20   LITIGATION
       There is no suit, claim, action or proceeding now pending or threatened including but not limited to labor issues, product liability, product warranty, product safety, environment, tax, before any court, administrative or regulatory body, arbitration panel, or any governmental agency, nor are there any grounds therefore, to which either of the Companies is, or may be, a party, or which may result in any judgement, order, decree, liability or other determination which will, or could, have any material adverse effect upon its businesses or condition, financial or otherwise.

4.21   EXECUTIVES, AGENTS, EMPLOYEES AND CONSULTANTS
       (a) Other than the employees and agents listed in Schedule 4.21(a) there are no other persons who have, or may claim to have, any relationship with the Companies which qualifies such persons as employees or agents of the Companies under applicable law or which would otherwise entitle such persons, or any labor union or government agency acting on behalf of such persons, to collect from the Companies any wages, benefits, commissions, severance indemnities or any other sums of any nature.

       (b) All applicable laws and regulations concerning the employees and agents of the Companies have been and are duly complied with in all material respects. The salary, commissions and benefits for each of the employees and agents of the Companies are specified in
              Schedule 4.21(b) as well as the commissions payable to agents and none of the employees or of the agents of the Companies is entitled to any other salary, commissions or benefit.

              The Companies have properly and accurately reflected on their books and records all compensation paid to, or on behalf of, their agents and employees. Such compensation has been properly and accurately disclosed in the Balance Sheets, and other public or private reports, records or filings to the extent required by law. All current and past employees of the Companies have been duly recorded as such in the books and records of the Companies.

       (c) There is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending or threatened against the Companies.

              There is no unfair labor practice charge or complaint against the Companies, pending or threatened. There are no pending or threatened union grievances, demands or proceedings against the Companies.

4.22   INDEBTEDNESS TO AND FROM SHAREHOLDERS, EXECUTIVES AND OTHERS
       Neither of the Companies is indebted or is bound by any contractual obligations of any nature whatsoever to any shareholder, partner, executive, employee or agent of such Company except for amounts due as normal salaries, wages, bonuses, accrual for severance payments (including "TFR") and in reimbursement of ordinary expenses on a current basis, and no shareholder, executive, employee or agent of either of the Companies is indebted to either of the Companies except for advances for ordinary business expenses in a normal amount.

4.23   OUTSTANDING FINANCIAL INTERESTS
       Except as indicated in Schedule 4.23., no shareholder, director, executive or, to the Best Knowledge of Sellers, no 1st level employee of either of the Companies has any direct or indirect financial interest in any supplier or customer of the Companies.

4.24 LABOR AGREEMENTS, EMPLOYEE BENEFITS PLANS, AND EMPLOYMENT AGREEMENTS Except as provided for in Schedule 4.21(b), in the National Collective Bargaining Labor Agreement applicable to the Plastic Industry (< CCNL Gomma e Plastica >; hereinafter referred to as the < CCNL >), or in the Companies' shop agreements (< Contratti Aziendali >) attached as Schedule
       4.24 hereto, the Companies are not a party, or otherwise bound, to any other agreement or commitment, of any nature or kind whatsoever, both in writing or oral, according to which any compensation, benefit or alike would be payable to the Company's employees and agents.

4.25. OVERTIME, SEVERANCE PAY, BACK WAGES, VACATION, MINIMUM WAGES AND OTHER BENEFITS
       Except (i) as provided for in the CCNL and in the Contratti Aziendali; and (ii) as indicated and properly accrued on the Balance Sheets; and
       (iii) for obligation arising from the employment contracts incurred in the ordinary course of business, no present or former employee of the Companies has any claim (whether under any law, employment agreement or otherwise) on account of, or for, (a) severance or overtime pay, other than overtime pay for the current payroll period; (b) wages or salary (excluding bonuses and amounts accruing under any pension and profit-sharing plans listed in Schedule 4.24 for any period other than the current payroll period; (c) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year to which no provisions has been made in the Balance Sheets;
       (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work; (e) severance indemnity; or (f) any other fringe benefits whatsoever.

4.26   INSURANCE POLICIES
       Schedule 4.26 sets forth a true and correct list of the policies of fire, casualty, civil liability and other forms or insurance. All such insurance policies are in full force and effect in accordance with the terms thereof, all premiums thereunder have been punctually paid as due, and such policies will expire on the dates specified in Schedule 4.26.

4.27   GUARANTEE
       Neither of the Companies released any kind of guarantee, indemnity or security or are otherwise liable for any indebtedness of any other person, firm or corporation except as endorser of checks received and deposited in the ordinary course of business.

4.28   BROKER'S FEES
       Sellers have not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Companies or the Buyer.

4.29   BOOKS AND RECORDS
       The books of account, stock record books and minute books and other corporate records of the Companies are appropriately kept and all the matters contained therein are accurately reflected, to the extent appropriate, on the Balance Sheets. Copies of the current valid version of the Articles of Association and of all notaries deeds concerning any increase of capital of the Companies, as well as the Shareholders' Ledger and the Shareholders' and Board of Directors' meetings' minutes books of the Companies shall be made available to Buyer before Closing [BOOKS TO BE DISCLOSED TO BUYER] and are correct and complete to the date hereof.

4.30   BANK ACCOUNTS AND SAFE DEPOSIT BOXES
       Set forth on Schedule 4.30 hereto is a list of (a) all bank accounts maintained by the Companies, together with the names of authorized signatories on each such account, and (b) the location of all safe deposit boxes maintained by the Companies, together with the names of the persons authorized with access thereto.

4.31   SUBCONTRACTORS
       Attached hereto as Schedule 4.31 is a list of all subcontractors and suppliers to the Companies providing goods or services of a value of at least ITL. 100,000,000 (one hundred million Italian Lire), or more during the 1999 fiscal year, as well as those expected to supply goods or services of a value of at least ITL 100,000,000 (one hundred million Italian Lire), or more, in 2000 fiscal year. None of the agreements listed in the said Schedule 4.31 could be intended or construed as hidden employment agreements, nor infringes any mandatory provision of law, including, by way of example, Laws no. 1369 of October 23, 1960 or no. 877 of December 18, 1973, as amended.

4.32   OWNERSHIP
       Sellers are, jointly, the sole record and beneficial holders and owner of the SHARES, which represents 100% (one hundred per cent) of all the authorized, issued and outstanding stock of CAPSOL and of OCIESSE.

4.33   TITLE
       Sellers have good and marketable title to the SHARES, free and clear of all adverse claims, options, liens, security interests, restrictions and other encumbrances.

4.34   CONSENTS
       (a) The Sellers have full and absolute legal right, capacity, power and authority to enter into this Agreement and any ancillary agreements to which they are a party and this Agreement and said ancillary agreements are the valid and binding obligation of such Sellers, enforceable against such Sellers in accordance with their terms.

       (b) The Sellers have full legal right and power to transfer and deliver the SHARES to Buyer, in the manner provided in this Agreement, and upon transfer and delivery of the SHARES, pursuant to the terms of this Agreement, Buyer is receiving good and marketable title to 100% (one hundred per cent) of the total corporate capital of CAPSOL and of OCIESSE, free and clear of all adverse claims, options, liens, security interests, restrictions and other encumbrances.

       (c) Neither the execution, delivery and performance of this Agreement by Sellers or any ancillary agreements to which they are a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by Sellers with any of the provisions hereof or thereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any material benefit under, any term, condition or provision of any contract to which Sellers are a party, or by which such Sellers or any of their properties may be bound or (ii) violate any law applicable to Sellers or any of their properties, which conflict or violation would prevent the consummation of the transactions contemplated by this Agreement or result in an encumbrance applicable to the Companies' or Sellers' assets or give rise to any claim against the Companies, any Sellers, the Buyer, or any affiliate of the Buyer or have a = material adverse effect on the Companies, any Sellers the Buyer or any affiliate of the Buyer.

       (d) Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person or governmental entity is required in connection with the execution, delivery and performance by such Sellers of this Agreement or any ancillary agreement to which their are a party or the consummation by such Sellers of the transactions contemplated hereby and thereby

4.35   PRINCIPAL CUSTOMERS
       The relationships of the Companies with their principal customers are normal and amicable and neither the Sellers nor either of the Companies have received any indication that any such customer is or may be unwilling to do business with Buyer in the future, with respect to the Companies.

4.36   SUBSIDIES AND GRANTS
       The Companies have been granted with the grants and subsidies listed in
       Schedule 4.36 hereto.


                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as set forth below:

(a) Each of the warranties and representations contained in this Article 5 is true, correct and not misleading on the date hereof and shall be true, correct, and not misleading on the Closing.

(b) Buyer undertakes to promptly inform in writing Sellers of any fact, act or circumstance (whether occurred or become known after the date hereof) which may render any of the representation and warranties of this Article 5 untrue, incorrect or misleading.

(c) Buyer shall indemnify Sellers in respect of damages or costs suffered by them in the event that the warranties and representations contained in this Article 5 prove to be incorrect or untrue in any material respect.

(d) Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to conduct its business in the manner in which it is now being conducted.

(e) No consents by any third party, including public authorities, are needed to authorize the execution and performance of this Agreement by Buyer, other than those obtained prior to the Closing. All corporate and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement have been duly and properly taken, and this Agreement has been duly executed by Buyer and constitutes the legal, valid and binding obligation of Buyer in accordance with its terms.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with, or result in a breach of, or constitute a default under or give rise to a right of termination, cancellation or acceleration of, the articles of incorporation or the by-laws of Buyer or violate any agreement, judgement, order, injunction, award, decree, law or regulation applicable to Buyer.


                                   ARTICLE 6
                              INDEMNITY, SECURITY

6.01   GENERAL PROVISIONS

[A] Sellers shall indemnify and hold harmless Buyer or, at the request of Buyer (but subject to Article 6.02), the Companies and their respective successors and assigns, affiliates, officers, directors and employees (hereinafter referred to as the < Indemnified
       Party >), to the extent set forth below, from and against all liability, loss, cost or expense, including performance or contributions in kind and reasonable attorneys' and other professionals' fees and (without prejudice to the provisions of art. 6.02 below) taxes incurred in connection with the receipt of indemnification payments (hereinafter referred to as the
       < Losses >), which may be sustained by an Indemnified Party, by reason of the breach (intentional or unintentional) of any covenant, representation or warranty contained in this Agreement or any document or certificate delivered pursuant hereto. The foregoing shall in no way be deemed to waive or restrict other legal remedies available to Buyer under the applicable law; provided that Buyer shall not be entitled to terminate this Agreement except in case of a material breach of Sellers.

[B] Any obligation hereunder, including without limitation, indemnification obligations pursuant to Article 6 is undertaken by Sellers jointly and severally, except for the indemnification obligations deriving from the breach of Articles

       4.32, 4.33 and 4.34 in which cases the Sellers' liability toward Buyer shall be individual.

[C] If subsequent to any indemnification payment by Sellers, the Companies, or the Buyer, receive payment or reimbursement of such indemnification amount, then the amount of such payment or reimbursement, less any costs incurred by the Companies to recover that amount, shall be immediately paid to Sellers.

6.02   EXTENT OF THE INDEMNITY OBLIGATION OF THE SELLERS
       Notwithstanding anything to the contrary provided in Article 6.01, Buyer undertakes not to avail itself of the right to require Sellers to pay any indemnity hereunder to the Companies (and not to the Buyer) unless failure by Buyer to avail itself of such right would negatively affect Buyer's tax affairs. Appropriate consideration for the assumption by Sellers of such indemnity obligation has been included in the Purchase Price payable to Sellers pursuant to Article 1.1 above.

6.03   EXCLUSIONS AND LIMITATIONS
       Anything herein or in any applicable law to the contrary notwithstanding:

       (a) Sellers shall not be liable to Buyer under Article 6.01 until the aggregate amounts of all such Losses that would be due pursuant to such Article 6.01 exceeds ITL 500,000,000 (five hundred million Italian Lire) in the aggregate, and then only to the extent of the excess of said threshold. However, the mentioned threshold of ITL 500,000,000 (five hundred million Italian Lire) will not apply to the indemnification of Losses arising from (i) the violation of Articles 4.02, 4.22 (but only with reference to any indebtness of the Companies against shareholders and not to the other cases mentioned therein), 4.28, 4.32, 4.33, or 4.34; and (ii) any claims which the Companies may receive from the following employees:
              Francesco Garibaldi, Stefania Garibaldi, Annamaria Agnottoli, Maddalena Garibaldi, Laura Garibaldi; provided that, if such limit is exceeded, Sellers' liability shall be limited to the excess;
       (b) As far as Losses arising from the violation of Article 4.07 (Tax returns and audit) are concerned, Sellers shall not be liable to Buyer under Article 6.01 until the aggregate amount of such Losses exceeds 300 Million ITL and then only to the extent of the excess of said treshold;
       (c) Sellers' maximum aggregate liability under Article 6.01 shall be limited to the Purchase Price;
       (d)    The amount of all indemnities payable by Sellers pursuant to
              Section 6.01 shall be reduced in accordance with the following provisions:
              (i) In the event and to the extent that (1) any liability, cost, loss, damage, or expense to be indemnified by Sellers under Section 6.01 is deductible by the Companies for income tax purposes in any given fiscal year and that (2) Sellers' indemnity payment thereunder does not constitute taxable income for Buyer as recipient of such payment, then, in such event and to such extent, the amount of any liability, cost, loss, damage or expense to be indemnified by Sellers under such Section 6.01 will be reduced by a percentage equal to the percentage of the actual aggregate rate of income tax applicable to the Companies for the fiscal year in which the income tax deduction may first be taken.
              (ii) In the event that (1) any liability, cost, loss, damage or expense to be indemnified by Sellers under Section 6.01 is deductible by the Companies for income tax purposes in any given fiscal year and that (2) Sellers' indemnity payment thereunder constitutes taxable income for Buyer as recipient of such payment but is taxed at an aggregate current income tax rate lower than the aggregate current income tax rate applicable to the Companies, then, in such event, the amount to be paid by Sellers as indemnity under
                     Section 6.01 shall be reduced pursuant to paragraph (i) above, but the amount so resulting shall be grossed up in order to reflect taxation due by Buyer thereon;

       (e) Without prejudice to the provisions of Paragraph (c) preceding, the amount of all indemnities payable by Sellers to Buyer pursuant to Section 6.01 shall be further reduced by:

              (i) any reserve amount recorded on the Balance Sheet relating to the event giving rise to indemnification;
              (ii) the amount of any insurance or similar payment that the Companies have received or are entitled to receive in connection with the event giving rise to indemnification;
              (iii) the amount of any indemnification that the Companies or Buyer have received from any third party;

       (f) In the event that, at any time between the Closing and the date upon which the liability of Sellers for Tax or social security matters shall expire pursuant to Paragraph (h) below, any law, regulation, order or decree should be enacted in Italy having as an effect the right to settle, in whole or in part, tax or social security obligations of the Companies covered by Sellers' indemnity obligation hereunder (any such law, regulation, order or decree is hereinafter referred to as an < Amnesty >), the following provisions shall apply:

              (i) Sellers shall have the right to request the Buyer that the Companies avail themselves of the Amnesty;
              (ii) Buyer shall have the right to determine, in its sole discretion (irrespective of any request of Sellers under Paragraph (i) preceding), whether or not the Companies should avail themselves of the Amnesty and shall promptly notify to Sellers its intention to avail itself of the Amnesty. Failure by Sellers to reply to Buyer's notice within 30 days from receipt of the same shall be considered as a consent by Sellers to Buyer's request;
              (iii) if Buyer elects to proceed with an Amnesty in agreement with Sellers or pursuant to the Sellers' request, all costs and expenses of such Amnesty shall be borne by Sellers;
              (iv) if Buyer elects not to proceed with an Amnesty notwithstanding Sellers' request pursuant to Paragraph (i) preceding, it shall be free to do so, but Sellers' liability in respect of the matter constituting the subject of such Amnesty shall be limited to the amount that would have been paid by Sellers pursuant to Paragraph (iii) preceding had

                     Buyer elected to proceed with the Amnesty in accordance with Sellers' request;
              (v) if Buyer elects to proceed with an Amnesty against Sellers opinion, all costs and expenses of such Amnesty shall be borne by Buyer; In the event that a tax audit or an assessment ("accertamento") is subsequently carried out by the authority and irregularities arise that would give way to penalties of any kind, Sellers shall indemnify Buyer for the amount of any expenses incurred by the Buyer for filing and obtaining the Amnesty .

       (g) Sellers will not be required to indemnify Buyer under Article 6.01 in respect of any Losses, unless and until such Losses have become actual and has been paid for by the Companies or has become the subject matter of a final and uncontestable obligation to pay of the relevant party.

       (h)    In no event will Sellers be responsible to Buyer under Section
              6.01 in respect of:

              (i) any actual or alleged inaccuracy or breach of the representations and warranties referred to therein (other than representations and warranties referred to at point
                     (ii) below) which is notified to Sellers later than twenty-four (24) months following the Closing; or

              (ii) any actual or alleged inaccuracy or breach of the representations and warranties referred to in Articles 4.02, 4.07, 4.22, (but only with reference to any indebtness of the Companies against shareholders and not to the other cases mentioned therein) 4.28, 4.32, 4.33, or
                     4.34 or any claims which the Companies may receive from the following employees: Francesco Garibaldi, Stefania Garibaldi, Annamaria Agnottoli, Maddalena Garibaldi, Laura Garibaldi; which is notified to Sellers later than thirty
                     (30) Business Days after the expiration of (i) the date of the final tax assessment against the Companies where applicable, or (ii) the expiration of the mandatory statute of limitations whichever occurs last;

              provided, however, that Sellers' obligations arising under Section
              6.01 or otherwise shall survive the expiration of the time limits provided under (i) and (ii) above in respect of any actual or alleged breach of the representations or warranties of Sellers referred to therein which, as of the date of such expiration, constitutes the subject matter of a notice of claim under this
              Article 6.

6.04.    ESCROW
         As security for (i) the indemnification obligations of the Sellers pursuant to Articles 6.1. and 6.2. hereof; and (ii) the obligations of the Sellers pursuant to Article 7.1. below, at Closing the Sellers shall deposit the amount of ITL 2,438,983,882 (two billion four hundred thirty eight million nine hundred eighty three thousand eight hundred eighty two Italian Lire) with the Escrow Agent. Said amount shall be retained in the escrow, on the terms set out in an escrow agreement, as set forth on Schedule 3.02.(g) hereto (hereinafter referred to as the "Escrow Agreement"), which shall be executed at Closing. The amount so deposited shall be released, or otherwise disposed of, under the terms of the said Escrow Agreement.

6.05     CLAIMS HANDLING
         In the event the Buyer shall have a claim against the Sellers, pursuant to this Agreement, it shall promptly send written notice thereof to the Sellers, indicating the nature of the claim and the amount thereof.

         The Buyer shall have the right to assert claims from time to time and the assertion and/or disposition of any claims shall not exhaust the rights of the Buyer with respect to further claims.

         The Sellers shall have a period of thirty (30) days from receipt of notice of a claim of the Buyer either to allow or contest said claim. Prior to the expiration of said twenty (30) Business Days period the Sellers shall send notice to the Buyer of their determination to either allow or contest said claim; failure to give such notice to the Buyer, within the stated deadline, by the Sellers shall be deemed as allowance of the claim by the Sellers.

         If the claim is allowed, the Escrow Agent shall pay to the Buyer the amount requested, within a period of five days from the allowance, or deemed allowance, of the Sellers.

         In the event the claim of the Buyer is contested by the Sellers, then the Parties shall endeavor to settle and compromise the dispute amicably; in the event no agreement is reached within 30 (thirty) days from the challenge of the claim, or 60 (sixty) days from Sellers' receipt of Buyer's notice, whichever occurs first, then the issue shall be determined by arbitration, in accordance with the provision of
         Article 8.15 below.

         The Escrow Agent shall pay to the Buyer any amount which will be due in accordance with the arbitration award, as soon as possible upon service of a certified copy of such arbitration, regardless of any further appeal which might be raised against the said award.

6.06     THIRD PARTY CLAIMS
         The Buyer shall promptly give written notice to the Sellers according to art. 6.5 above of any claim of a third party which might result in a claim, suit, action or proceeding of the Buyer against the Sellers, in accordance with this Agreement. (hereinafter referred to as "Third Party Claim")

         Sellers shall have the right to participate, and, to the maximum extent permitted by law, join, at their cost, by counsel or counsels of their choice, in the defense of any claim, action, suit or proceeding asserted or initiated against the Companies and/or the Buyer constituting the subject matter of a notice of a Third Party Claim.

         Buyer shall properly and diligently defend, and shall cause the Companies to properly and diligently defend, any Third Party Claim and shall refrain, and shall cause the Companies to refrain, from taking any action which could prejudice the defense of Sellers' interest hereunder.

         Buyer shall not make or accept any settlement of any Third Party Claims nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgement or order constituting the subject matter of a notice to Sellers of a Third Party Claims or, as the case may be, having resulted from any such claim, action, suit or proceeding, nor shall permit the Companies to do so, without the prior written consent of Sellers, which consent shall not be withheld without reasonable justification.

         If a firm offer is made to the Companies or to Buyer to settle any matter giving rise to the Sellers' liability under this Article 6 which Sellers but not Buyer, are willing to accept, Buyer and/or the Companies (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at its/their own expense, but Sellers' liability under Article 6.01 or otherwise shall be limited to the amount of the proposed settlement, including monetary amounts and performance or contributions in kind.


                                    ARTICLE 7
                             ADDITIONAL UNDERTAKINGS

7.01   NON-COMPETE CLAUSE
       For a period of 5 years after the date of this Agreement, each of the Sellers hereby covenants and agrees to comply with and perform each of the terms and provisions described in the following subparagraphs:

       (a) each of the Sellers shall not, without the prior written consent of the Buyer, either directly or indirectly, throughout the world, either on his own behalf or in the service or on behalf of others, engage in or be employed by any business that competes directly or indirectly with the current business of either of the Companies, or does business in any manner (any such other business being herein referred to as a < Competing Business >) as a partner, officer, executive employee, guarantor, director, shareholder (other than as owner of less than five percent of the issued and outstanding stock of a publicly owned corporation whose securities are traded on a nationally recognized stock exchange), consultant, salesperson, joint venturer, investor, or any other manner or capacity whatsoever;
       (b) each of the Sellers shall not, without the prior written consent of the Buyer, either directly or indirectly, either on his own behalf or in the service or on behalf of others, or in any manner or capacity whatsoever, solicit or service for, or divert or appropriate to any Competing Business, or attempt to solicit, divert or appropriate any Competing Business, any person or entity which is, or was at any time during the two year period preceding this Agreement, a customer of either of the Companies (a "Customer");
       (c) each of the Sellers shall not, either directly or indirectly, either on his behalf or on the behalf of others, or in any manner or capacity whatsoever, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any Competing Business, any person employed by Company or by any affiliated entity of either of the Companies, whether or not such employee is a full-time or temporary employee, and whether or not such employment was pursuant to written agreement and whether or not such employment was for a determined period or was at will.

       In each case of a violation of the above undertaking the defaulting Seller shall be liable to Buyer for damages, which shall be liquidated by taking into account the amount of the goodwill paid by the Buyer hereunder, i.e. the difference between the net book value of the Companies and the purchase price, without prejudice to other relief and remedies. Nothing contained in this provision shall be deemed to prohibit the Sellers from investing in equity securities of a publicly held company engaged in competing business provided the securities of such business are traded on a national or regional securities exchange or on an over the counter market, and provided further the holdings of Sellers do not amount to more than five percent (5%) of the fair market value of all the issued and outstanding equity securities of such company in the aggregate.

7.02   CONFIDENTIALITY
       Sellers shall keep strictly confidential all business and trade secrets for the present and envisaged production, distribution or development of the products of the Companies, in particular recipes and formulae, and shall not disclose such secrets to third parties, either directly or indirectly, nor cause, support or cover such disclosure by third parties. Sellers shall not retain any copies of the documentation with regard to business and trade secrets as supplied to Buyer. This includes all recipes and formulae and copies thereof.

7.03   RELEASE OF DIRECTORS

       Without prejudice to the indemnification obligations undertaken by Sellers hereunder, Buyer hereby undertakes to:
       (i)    refrain from starting any action or proceedings pursuant to
              Section 2395 of the Italian Civil Code against the directors of the Companies who shall resign at Closing and those who ceased from office during a period of five years prior to Closing;
       (ii) refrain from voting the CAPSOL SHARES or the OCIESSE QUOTA in a manner which would allow Capsol or, as the case may be, Ociesse to start against the aforesaid directors any action or proceedings pursuant to Section 2393 of the Italian Civil Code.


                                    ARTICLE 8
                                  MISCELLANEOUS

8.01   ENTIRE AGREEMENT AND MODIFICATION
       This Agreement and the Schedules hereto and other documents referenced herein replace and supersede all other agreements and understandings between and among the parties hereto, oral and written, and constitute the entire agreement between and among the parties. No changes or modifications of, or additions to, this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto affected by such modifications or additions.

8.02   COUNTERPARTS

       This Agreement has been executed in two identical counterparts (one for the Buyer and one collectively for the Sellers) in English language, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.03   HEADINGS
       Any article, section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.04   GOVERNING LAW
       This Agreement shall be construed and interpreted according to the laws of the Republic of Italy.

 8.05  PAYMENT OF FEES AND EXPENSES
       Each party shall pay all fees and expenses of such party's respective counsel, accountants and other agents and experts, and all other expenses incurred by such party incident to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Notary fees and registration costs incidental with this Agreement and the stamp duties due on the transfer of the SHARES shall be borne by the Buyer. Any expenses incurred by the Companies prior to Closing in connection with or relating to this transaction shall be paid directly by Sellers.

 8.06  NOTICES
       All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the receipt thereof by registered or certified mail, postage prepaid, and addressed as set forth below:

       (a)    If to Buyer:

              Capsol Berry Plastics Srl
              Via Turati, 40
              20121 Milan
              Attn. Steve Cassidy
              Fax 02.29014121

              with copy to:

              O'Sullivan Graev & Karabell, LLP
              30 Rockfeller Plaza
              New York, New York 10112, USA
              Attn. Michael J. O'Brien, Esq.
              Fax  001.212.408.2420

              and to :

              Mazzeschi Novelli & Porcari
              40, Via Turati
              20121 Milano, Italy

              Attn. Marco Mazzeschi, Esq.
              Fax  02.29014121

       (b)    If to Sellers, one copy only addressed to :

              Giuseppe Garibaldi
              Via Ugo Foscolo, 23
              20059 Vimercate - Milan
              Fax  02.700410648

              and to:

              Vita Samory, Fabbrini e Associati
              Corso Matteotti 10
              20121 Milano, Italy
              Attn. Luca Fabbrini, Esq.
              Fax 02.76011200

       All notices between the parties shall be sent also by telefax, with a copy to Berry Plastics Corporation at 001.812.421.9604

       Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

8.07   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
       All representations and warranties made by the parties in this Agreement or in any instrument, certificate or other document delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby notwithstanding any investigation by any party. All such representations and warranties shall be deemed material and relied upon by the party to whom made, notwithstanding that such representations and warranties are made or given on the basis of documentation prepared by, or information obtained from, representatives and/or agents of the Parties.

8.08   BINDING AGREEMENT; ASSIGNMENT
       This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective permitted successors and assigns. Neither this Agreement nor any of Buyer's or Sellers' rights, interests or obligations hereunder may be assigned, nor any duties delegated, without the prior written consent of the other party to this Agreement unless otherwise provided herein.

       Anything contained in this Agreement to the contrary notwithstanding, the Buyer may, without the prior written consent of any other Party, assign any of all of its rights and interests hereunder to any lender or lenders providing financing to the Buyer as collateral security for such financing, to the extent that any such assignment does not diminish or otherwise impair the validity and enforceability of the obligations undertaken by Buyer hereunder.

 8.09  SEVERABILITY
       Should any provision, or provisions, of this Agreement for any reason be, or become, invalid or not capable of performance, in whole or in part, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In lieu of the invalid or inoperable provision, this Agreement shall be applied in a reasonable manner, which, so far as legally permissible, comes as close as possible to the application of what the parties intended, according to the spirit and purpose of this Agreement. In case of a provision being invalid, because of the extent of performance or period of time (term and date) called for by such provision, including but not limited to, the provisions of Article 7.1 of this Agreement, then the agreed upon extent of performance or period of time (term or date) shall be replaced by such performance or period of time (term or date) as is legally permissible, and which comes closest to the invalid provisions.

8.10   INSTRUMENT OF FURTHER ASSURANCE
       Sellers shall at any time and from time to time, upon the reasonable request by Buyer, cause the execution and delivery to Buyer of such further memoranda, instruments or agreements, and take such other action as Buyer may reasonably request, in order to more sufficiently convey, assign, transfer, deliver and/or perfect and record Buyer's title to the SHARES or to document this transaction with respect to any jurisdiction.

8.11   REMEDIES
       Nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the other party due to the breach of any representation warranty and undertakings under this Agreement and made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

8.12   PUBLICITY
       Prior to Closing no press release, public announcement, confirmation or other information regarding this Agreement or the transactions provided for hereunder shall be made by any party without the express prior written approval of the other Party. Prior to Closing the Parties will consult with each other with respect to the timing and content of disclosure to suppliers, customers and personnel of the Companies.

8.13   SCHEDULES, ETC.
       All Schedules provided for herein and the documents and instruments delivered hereunder are expressly made a part hereof as fully as though set forth completely herein, and all references to this Agreement shall be deemed to refer to and include all such Schedules and instruments. Any material and intentional breach or a default under any provision of any such document or instrument shall for all purposes constitute a breach of or a default under this Agreement.

8.14   WAIVER
       Compliance with any provision hereof may be waived only in writing signed by the party against which such waiver is sought to be enforced. No exercise of, or failure to exercise, any right hereunder, and no partial or single exercise of any such right, shall operate as a waiver or otherwise affect such exercise or any such exercise, of that, or any other, right it being understood, except as otherwise specifically provided herein, that all such rights and all remedies thereof are intended to be cumulative and not exclusive.

8.15   CONTROVERSIES
       All disputes arising in connection with this agreement shall be exclusively and finally settled pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with said Rules. One arbitrator shall be appointed de by Buyer, the second arbitrator jointly by the Sellers and the Chairman directly by the ICC. The place of arbitration shall be Milan and the language of the proceedings shall be in English

IN WITNESS WHEREOF, this deed, including the above mentioned and following schedules and all other documents affixed thereto has been signed by each of the parties as of the date below written.


BERRY PLASTICS CORPORATION

Name:   Martin R. Imbler
Title:  Chief Executive Officer
Date:                    , 2000
        -----------------

Signature
          ---------------------


Mrs. Annamaria AGNOTTOLI

Date:                    , 2000
        -----------------

Signature
          ---------------------


Mr. Giuseppe GARIBALDI

Date:                    , 2000
        -----------------

Signature
          ---------------------


Mr. Francesco GARIBALDI

Date:                    , 2000
        -----------------

Signature
          ---------------------


Mrs. Maddalena GARIBALDI

Date:                    , 2000
        -----------------

Signature
          ---------------------


Mrs. Maria Lorenza ZAMBON

Date:                    , 2000
        -----------------

Signature
          ---------------------


                                LIST OF SCHEDULES
-     Schedule "A"       Allocation of SELLERS' interests in CAPSOL and OCIESSE
-     Schedule "B"       Allocation of SELLERS' interests in GAZA
-     Schedule "C"       Description of the Colnago Real Estate
-     Schedule "D"       Description of the Buccinasco Real Estate
-     Schedule 1.01      Allocation of the Purchase Price
- Schedule 3.02(a)       Directors and Auditors' fee
- Schedule 3.02(c)       form of statement confirming validity of representations
- Schedule 3.02(d)       draft deed of transfer of the OCIESSE SHARE
- Schedule 3.02(g)       Form of Escrow agreement
- Schedule 3.02(i)       draft lease agreement concerning the Buccinasco Real Estate
- Schedule 3.02(j)       draft lease agreement concerning the Colnago Real Estate
- Schedule 3.02(k)       List of personal guarantees with banks and of money owed by the Companies to the banks
- Schedule 3.02(l)       draft consultancy agreement with Mr. G. Garibaldi
- Schedule 3.02(m)       draft non competition agreement with Angelo Garibaldi
- Schedule 3.02(p)       Terms of labor relationship with A. Garibaldi
- Schedule 4.03          CAPSOL and OCIESSE's balance sheet of profit and loss statement for the fiscal year ended December 31st, 1999. CAPSOL and OCIESSE's interim financial statements as of
                         May 31, 2000
- Schedule 4.09(a)       restrictions on moulds
- Schedule 4.09(b)       list of moulds owned
- Schedule 4.11          list of patents and trademarks
- Schedule 4.18          list of contracts and commitments
- Schedule 4.21(a)       list of executives, employees, agents
- Schedule 4.21(b)       salary, commissions, benefits to employees and agents
- Schedule 4.23          outstanding financial interests
- Schedule 4.24          list of Labor Agreements, employee benefits plans and Employment Agreements.
- Schedule 4.26          list of all insurance policies
- Schedule 4.30          bank accounts and safe deposit boxes
- Schedule 4.31          list of all subcontractors and suppliers to the Companies
- Schedule 4.36          list of subsidies and grants